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                                                                   EXHIBIT 99
[ALPHA MICROSYSTEMS LETTERHEAD]


FOR RELEASE AUGUST 12, 1996, 7:30 AM EDT
Contact: Erik Randerson (investors)            or     Denny Michael
         Owen Daley  (media)                          dmichael@alphamicro.com
         Allen & Caron/South Coast Communications     Alpha Microsystems
         714/252-8440                                 714-641-6373
                                                      http://www.alphamicro.com


                ALPHA MICROSYSTEMS SELLS GREAT BRITAIN SUBSIDIARY
                          TO SANDERSON ELECTRONICS PLC


SANTA ANA, CA (August 12, 1996) . . . . . ALPHA MICROSYSTEMS (Nasdaq NM:ALMI)
announced today that it has agreed to sell its UK subsidiary, Alpha Microsystems Great Britain (AMGB) together with AMGB's subsidiaries Sabre Business Systems Limited based in Dublin and Sabre Business Systems (NI) Limited based in Belfast, to Sanderson Electronics PLC for approximately $2.1 million. The purchase price will be satisfied by the issuance of 907,792 shares of Sanderson Electronics PLC to Alpha Microsystems. The stock, valued at approximately $2.38 per share, is unrestricted and is traded on the London Stock Exchange.

         Alpha Micro President and CEO Douglas J. Tullio commented, "We believe that this provides an excellent opportunity to further enhance the sales of our products in Great Britain through a successful UK company with access to substantial management and marketing resources. This will also allow Alpha Micro to concentrate its resources on its growing US services operation and its newly announced AlphaCONNECT family of Internet/intranet products."

         Tullio indicated that Alpha Micro and Sanderson have agreed to discuss further strategic alliances between the two companies. Tullio continued, "A strategic alliance

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ALPHA MICROSYSTEMS SELLS SUBSIDIARY
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with Sanderson would provide an outstanding opportunity to launch our
AlphaCONNECT family of products into the international marketplace by a well established international sales and marketing organization."

         Sanderson, a UK company with 1995 revenues in excess of $88 million, is a leading supplier of computer solutions with an extensive portfolio of application software packages operating on a wide variety of hardware platforms. The Company employs 750 people in locations throughout the United Kingdom, Australia, New Zealand, East Asia and North America.

         Alpha Microsystems serves the Internet and corporate intranet markets through its software, services and technologies. The Company also provides products and services such as consulting, maintenance, software, hardware and networking, both directly and through value-added resellers and distributors. Alpha Microsystems has been in business for over 18 years and today has over 40 locations, as well as third party distribution channels worldwide. For more information, contact the Company's Web site at : http://www.alphamicro.com.

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